Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS SECOND QUARTER 2018 RESULTS, PROVIDES OPERATIONAL UPDATE AND INCREASES 2018 GUIDANCE ESTIMATES

DALLAS, Texas, August 1, 2018 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the second quarter of 2018. A short slide presentation summarizing the highlights of Matador’s second quarter 2018 earnings release is also included on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab.

Second Quarter 2018 Financial and Operational Highlights

•
Second quarter 2018 average daily oil equivalent production increased 17% sequentially to a record quarterly high for the Company of 52,900 barrels of oil equivalent (“BOE”) per day (56% oil) as compared to the first quarter of 2018. Average daily oil production increased 12% sequentially to 29,700 barrels per day and average daily natural gas production increased 23% sequentially to 139.2 million cubic feet of natural gas per day, each as compared to the first quarter of 2018.

•
Second quarter 2018 Delaware Basin average daily oil equivalent production increased 25% sequentially to a record quarterly high for the Company of 46,500 BOE per day (59% oil) as compared to the first quarter of 2018. Delaware Basin average daily oil production increased 17% sequentially to 27,400 barrels per day and Delaware Basin average daily natural gas production increased 38% sequentially to 114.6 million cubic feet per day, each as compared to the first quarter of 2018.

•
Second quarter 2018 net income (GAAP basis) was $59.8 million, or $0.53 per diluted common share, essentially unchanged from $59.9 million in the first quarter of 2018, and a year-over-year increase of 110% from $28.5 million in the second quarter of 2017.

•
Second quarter 2018 adjusted net income (a non-GAAP financial measure) was $46.1 million, or $0.41 per diluted common share, a sequential increase of 18% from $39.1 million in the first quarter of 2018, and a year-over-year increase of 321% from $10.9 million in the second quarter of 2017.

•
Second quarter 2018 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) were $137.3 million, a sequential increase of 17% from $117.3 million in the first quarter of 2018, and a year-over-year increase of 89% from $72.7 million in the second quarter of 2017.

•
Matador’s estimated total proved oil and natural gas reserves were a record 170.2 million BOE at June 30, 2018, consisting of 95.4 million barrels of oil and 448.2 billion cubic feet (“Bcf”) of natural gas, with a record Standardized Measure of $1.6 billion (GAAP basis) and a record PV-10 (a non-GAAP financial measure) of $1.8 billion. Estimated total proved oil and natural gas reserves increased 11% from 152.8 million BOE at December 31, 2017 and increased 27% year-over-year from 134.4 million BOE at June 30, 2017.

•
In mid-June 2018, San Mateo Midstream, LLC (“San Mateo”), the Company’s midstream joint venture, entered into its most significant third-party agreement to date—a long-term agreement with a significant third-party producer in Eddy County, New Mexico for the gathering and disposal of such producer’s salt water (please see Matador’s June 14, 2018 press release for additional information).

•
The Bill Alexander State Com #111H (Bill Alexander #111H) well, Matador’s second First Bone Spring test in its Antelope Ridge asset area, flowed 1,808 BOE per day (79% oil), or 407 BOE per day per thousand feet of completed lateral, during a 24-hour initial potential test. The Bill Alexander #111H well was a strong follow-up test of the First Bone Spring formation north of Matador’s initial First Bone Spring completion in the Antelope Ridge area, the Marlan Downey 9-23S-35E AR #111H well, which tested 1,491 BOE per day (82% oil) and has produced approximately 111,000 BOE in its first four months of production.

•
As initially reported on June 4, 2018, the SST 6 State #123H and #124H wells, Matador’s first two Second Bone Spring wells drilled on its SST leasehold north of the Stebbins acreage in the Arrowhead asset area, tested 2,056 BOE per day (85% oil) and 1,845 BOE per day (86% oil), respectively, or approximately 488 and 438 BOE per day per thousand feet of completed lateral, respectively, during 24-hour initial potential tests. Matador continues to be very pleased and encouraged by the Second and Third Bone Spring results it has achieved in its Arrowhead asset area and on the Stebbins and SST leaseholds in particular.

Note: All references to net income, adjusted net income and Adjusted EBITDA reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, net loss or Adjusted EBITDA, respectively, attributable to third-party non-controlling interests, including in San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and PV-10 and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Full-Year 2018 Updated Guidance

As a result of the Company’s production and financial performance exceeding its expectations for the first two quarters of 2018, effective August 1, 2018, Matador increased its full-year 2018 guidance estimates as provided in the table below.

Guidance Metric	Actual 2017 Results	Original 2018 Guidance(1)	Updated 2018 Guidance(2)	% YoY Change(3)
Total Oil Production	7.9 million Bbl	9.7 to 10.1 million Bbl	10.6 to 10.9 million Bbl	+ 37%
Total Natural Gas Production	38.2 Bcf	41.0 to 43.0 Bcf	46.0 to 47.0 Bcf	+ 22%
Total Oil Equivalent Production	14.2 million BOE	16.5 to 17.3 million BOE	18.3 to 18.7 million BOE	+ 30%
Adjusted EBITDA(4)	$336 million	$425 to $455 million	$495 to $515 million	+ 50%
D/C/E CapEx(5)	$493 million	$530 to $570 million	$620 to $650 million	+ 28%
Midstream CapEx(6)	$60 million	$70 to $90 million	$70 to $90 million	+ 33%

(1) As of and as provided on February 21, 2018.
(2) As of and as updated on August 1, 2018.
(3) Represents percentage change from 2017 actual results to the midpoint of updated 2018 guidance as provided on August 1, 2018.
(4) Adjusted EBITDA is a non-GAAP financial measure. In the 2018 updated guidance, Adjusted EBITDA was estimated using actual results for the first and second quarters of 2018 and strip prices for oil and natural gas as of mid-July 2018. The average unhedged realized oil price used to estimate Adjusted EBITDA for the period July through December 2018 was approximately $53.00 per barrel, which represents an average West Texas Intermediate (WTI) oil price of approximately $68.00 per barrel less an estimated Midland-Cushing price differential, including trucking costs, of approximately $15.00 per barrel. The average unhedged natural gas price used to estimate Adjusted EBITDA for the period July through December 2018 was $3.29 per Mcf, which represents an average Henry Hub natural gas price of $2.79 per Mcf, plus an estimated uplift of approximately $0.50 per Mcf attributable to natural gas liquids (NGL) revenues, which are included in the Company’s estimated natural gas price.
(5) Capital expenditures associated with drilling, completing and equipping wells.
(6) Reflects Matador’s 51% share of 2018 estimated capital expenditures for San Mateo.

Drilling Activity Guidance

The full-year 2018 updated guidance estimates presented in the table above assume that Matador will continue to operate six drilling rigs in the Delaware Basin throughout the third and fourth quarters of 2018. At August 1, 2018,

Matador continues to evaluate adding a seventh operated drilling rig during the fourth quarter of 2018, but the Company has not made the decision to do so at this time. Should Matador elect to add a seventh drilling rig during the fourth quarter of 2018, the Company anticipates this additional rig will have no impact on its estimated 2018 oil and natural gas production and only a minor impact on its anticipated capital expenditures for the remainder of 2018.

At August 1, 2018, Matador expects to complete and turn to sales a total of 151 gross (74.1 net) operated and non-operated wells during 2018, including 82 gross (66.5 net) operated wells and 69 gross (7.6 net) non-operated wells, as shown in the tables below. These totals include 23 gross (6.1 net) additional wells as compared to Matador’s original guidance for 2018 as provided on February 21, 2018, which estimated that 80 gross (62.9 net) operated and 48 gross (5.1 net) non-operated wells would be completed and turned to sales in 2018.

2018 Estimated Wells Turned to Sales – Original Guidance			2018 Estimated Wells Turned to Sales – Updated Guidance
	Gross	Net		Gross	Net
Operated	80	62.9	Operated	82	66.5
Non-Operated	48	5.1	Non-Operated	69	7.6
Total	128	68.0	Total	151	74.1
As of and as provided on February 21, 2018.			As of and as updated on August 1, 2018.

The additional 3.6 net operated wells anticipated for full-year 2018 are attributable to a slightly higher drilling and completions pace, as well as additional working interests acquired or anticipated to be acquired in certain operated wells during the course of the year. The additional 2.5 net non-operated wells anticipated for full-year 2018 are attributable to a significantly higher-than-expected number of non-operated well proposals received by Matador thus far in 2018. A number of the non-operated well completions in 2018 are extended-length laterals of 7,500 to 10,000 feet, with estimated drilling, completion and equipping costs of $10 to $13 million.

Production Guidance

Overall, at August 1, 2018, Matador estimates that its full-year 2018 total production should increase by approximately 30% year-over-year to 18.5 million BOE, including an approximate 37% year-over-year increase in oil production to 10.75 million barrels, both at the midpoint of the Company’s updated guidance, due to the drilling and completion of additional operated and non-operated wells and better-than-expected performance in the first half of 2018. Matador also estimates that its Adjusted EBITDA should increase approximately 50% year-over-year to $505 million at the midpoint of updated guidance, which is an increase of $65 million from the midpoint of Matador’s original guidance as provided on February 21, 2018. Finally, largely attributable to the increased number of operated and non-operated wells to be completed and turned to sales for full-year 2018, Matador estimates that its capital expenditures for drilling, completing and equipping wells should be between $620 and $650 million, an increase of $85 million at the midpoint of updated guidance, with such increase being substantially funded by the additional cash flows Matador now projects for full-year 2018. At August 1, 2018, Matador’s estimated 2018 capital expenditures for midstream activities remain unchanged at $70 to $90 million, which represents 51% of San Mateo’s total estimated capital expenditures for 2018.

Given its strong financial position, including $143.5 million in cash and restricted cash at June 30, 2018, no outstanding borrowings under its credit facility at June 30 and August 1, 2018 and its anticipated increase in cash flows for full-year 2018, Matador believes that it has sufficient liquidity to execute its drilling and completion and midstream activities for the remainder of 2018 and into 2019.

Third Quarter 2018 Production Estimates

Matador estimates its average daily oil production will increase approximately 3% in the third quarter as compared to the second quarter of 2018, and its average daily natural gas production will decrease approximately 7% in the third quarter as compared to the second quarter of 2018. For the reasons described more fully in the Production Results section of this earnings release, Matador anticipates that its average daily natural gas production for 2018 most likely reached its peak during the second quarter. Even so, Matador’s anticipated third-quarter 2018 average daily natural gas production should still be an increase of approximately 15% as compared to the first quarter of 2018. In addition, of the remaining 41 gross operated wells estimated to be completed and turned to sales in the second half of 2018, Matador expects 15 and 26 gross wells to be completed and turned to sales in the third and fourth quarters of 2018, respectively, primarily due to the projected cadence of drilling and completion operations during the second half of 2018.

Management Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “As highlighted throughout this earnings release, the second quarter of 2018 was an outstanding quarter for Matador—both operationally and financially—and was the overall best quarter in the Company’s history. (In fact, the first and second quarters of 2018 were the two best quarters in the Company’s history.) As a result of these better-than-expected operating and financial results for the first half of 2018, and the fact we are ahead of our expected pace for turning wells to sales, we increased our production, Adjusted EBITDA and capital expenditures guidance for full-year 2018 effective August 1, 2018, as stated above.

“During the second quarter, our midstream team, San Mateo, entered into a significant long-term agreement with a third-party producer in Eddy County, New Mexico for the gathering and disposal of salt water. This agreement—along with others—keeps San Mateo on track for achieving the high end of its financial targets for 2018, including meeting an annualized Adjusted EBITDA approaching $100 million in the fourth quarter of 2018. On the marketing front, Matador also executed a firm sales agreement with an affiliate of Kinder Morgan, Inc., securing firm natural gas sales for a significant portion of our natural gas volumes based on Houston Ship Channel pricing beginning on the in-service date of the Gulf Coast Express Pipeline Project, which is expected to be operational in October 2019. Despite recent concerns over oil and natural gas takeaway from the Delaware Basin, we have not experienced any pipeline-related interruptions to our oil, natural gas and NGL production. We remain confident that the steps we have taken and the agreements we have put in place thus far, as summarized in more detail in this earnings release and in our prior press release on June 4, 2018, should continue to provide flow assurance for our oil, natural gas and NGL production going forward.

“Finally, our land team continues to add to and block up our leasehold and minerals position in the Delaware Basin, primarily by making opportunistic acquisitions at attractive prices and by executing strategic acreage trades with other operators. From January 1 through August 1, 2018, Matador acquired, or had under contract, approximately 16,000 net acres of leasehold and minerals in the Delaware Basin, including approximately 3,400 net mineral acres located in and around our existing asset areas. We expect to continue building our leasehold and mineral position in the Delaware Basin ‘one brick at a time,’ which is a low cost approach we believe has served Matador and our shareholders well over the past several years.”

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Net Production Volumes:(1)
Oil (MBbl)(2)	2,706	2,382	1,767
Natural gas (Bcf)(3)	12.7	10.2	9.6
Total oil equivalent (MBOE)(4)	4,817	4,075	3,360
Average Daily Production Volumes:(1)
Oil (Bbl/d)	29,740	26,465	19,423
Natural gas (MMcf/d)(5)	139.2	112.9	105.0
Total oil equivalent (BOE/d)(6)	52,937	45,273	36,922
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$61.44	$62.20	$46.01
Oil, with realized derivatives (per Bbl)	$60.52	$60.40	$46.34
Natural gas, without realized derivatives (per Mcf)	$3.38	$3.33	$3.40
Natural gas, with realized derivatives (per Mcf)	$3.38	$3.33	$3.39
Revenues (millions):
Oil and natural gas revenues	$209.0	$182.0	$113.8
Third-party midstream services revenues	$3.4	$3.1	$2.1
Realized (loss) gain on derivatives	$(2.5)	$(4.3)	$0.6
Operating Expenses (per BOE):
Production taxes, transportation and processing	$4.17	$4.37	$3.83
Lease operating	$5.19	$5.44	$4.77
Plant and other midstream services operating	$1.18	$1.04	$0.88
Depletion, depreciation and amortization	$13.87	$13.59	$12.28
General and administrative(7)	$4.02	$4.40	$5.11
Total(8)	$28.43	$28.84	$26.87
Net income (millions)(9)	$59.8	$59.9	$28.5
Earnings per common share (diluted)(9)	$0.53	$0.55	$0.28
Adjusted net income (millions)(9)(10)	$46.1	$39.1	$10.9
Adjusted earnings per common share (diluted)(9)(11)	$0.41	$0.36	$0.11
Adjusted EBITDA (millions)(9)(12)	$137.3	$117.3	$72.7

(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Millions of cubic feet of natural gas per day.
(6) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(7) Includes approximately $0.99, $1.03 and $2.09 per BOE of non-cash, stock-based compensation expense in the second quarter of 2018, the first quarter of 2018 and the second quarter of 2017, respectively.
(8) Total does not include the impact of full-cost ceiling impairment charges or immaterial accretion expenses.
(9) Attributable to Matador Resources Company shareholders.
(10) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(11) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(12) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

Significant Well Results

The following table highlights the 24-hour initial potential (“IP”) test results from certain of Matador’s operated wells completed and turned to sales in the Delaware Basin during the second quarter of 2018. Matador continues to be pleased with its well results across all of its acreage position in the Delaware Basin and particularly with a number of better-than-expected well results during the second quarter of 2018.

	Completion	24-hr IP	Oil
Asset Area/Well Name	Interval	(BOE/d)	(%)	Comments
Antelope Ridge, Lea County, NM
Bill Alexander State Com #111H	First Bone Spring	1,808	79%	Second encouraging First Bone Spring test in Antelope Ridge.
Arrowhead, Eddy County, NM
SST 6 State #123H	Second Bone Spring	2,056	85%	First two Second Bone Spring wells drilled on SST leasehold north of Stebbins acreage. Both wells flowed at approximately 500 psi during IP tests.
SST 6 State #124H	Second Bone Spring	1,845	86%
Rustler Breaks, Eddy County, NM
Jimmy Kone 05-24S-28E RB #215H	Wolfcamp A-Lower	1,546	78%	Another strong Wolfcamp A-Lower test in Rustler Breaks.
Joe Coleman 13-23S-27E RB #201H	Wolfcamp A-XY	1,702	80%	Consistent Wolfcamp A-XY well results continue in northwest Rustler Breaks.
Wolf, Loving County, TX
Wolf 80-TTT-B33 WF #205H	Wolfcamp A-XY	2,153	57%	Strong 24-hour IP tests from Wolfcamp A-XY wells completed in the south-central portion of the Wolf asset area. Both wells flowed at approximately 3,200 psi during IP tests.
Wolf 80-TTT-B33 WF #207H	Wolfcamp A-XY	2,104	59%

Twin Lakes Asset Area, Lea County, New Mexico

Matador has recently completed drilling its second test of the Wolfcamp D interval on the western portion of its Twin Lakes asset area. This well, the Northeast Kemnitz #233H well, was drilled to a similar Wolfcamp D target as that tested by Cimarex Energy Co. on its recent State LF 32 5 #2H well, which tested 977 BOE per day (84% oil) on pump. Matador should begin completing the Northeast Kemnitz #233H well in early September and expects to report initial test results from that well as part of its third quarter 2018 earnings release.

Overall, industry activity continues to increase in the Twin Lakes asset area. At August 1, 2018, Matador was also participating with Continental Resources, Inc. in its Reed 24 25 B State #1H (Reed State #1H) well located approximately four miles northwest of Matador’s D. Culbertson #234H well. The Reed State #1H well is planned as a two-mile lateral testing a shallower carbonate target in the Wolfcamp B interval, as compared to the deeper Wolfcamp D targets tested in the Twin Lakes asset area thus far by Matador and Cimarex Energy Co. At August 1, 2018, drilling operations were in progress on the Reed State #1H well. Matador owns an approximate 13% working interest in this well.

Midstream and Marketing Highlights

•
As mentioned earlier in this release, in mid-June 2018, San Mateo entered into a significant long-term agreement with a third-party producer in Eddy County, New Mexico relating to the gathering and disposal of such producer’s salt water. The agreement includes the dedication of over 65 wells, which are located within five miles of San Mateo’s existing salt water gathering system in Eddy County, New Mexico. In addition, San Mateo commissioned the drilling of its fourth and fifth commercial salt water disposal wells in Eddy County, New Mexico, both of which were in progress at August 1, 2018. Upon completion of these additional salt water disposal wells, San Mateo expects to have total designed salt water disposal capacity in excess of 230,000 barrels per day in Eddy County, New Mexico and Loving County, Texas (please see San Mateo’s June 14, 2018 press release for additional information).

•
In July 2018, Matador entered into an agreement with another Delaware Basin midstream company to purchase such company’s natural gas on an interruptible basis, and such natural gas is expected to be processed at San Mateo’s Black River cryogenic natural gas processing plant in Eddy County, New Mexico (the “Black River Processing Plant”). When this agreement and the related interconnects become fully operable later in 2018, San Mateo anticipates that this agreement may result in 20,000 to 50,000 million British Thermal Units (“MMBtu”) per day (or possibly more at certain times) in additional natural gas volumes being processed at the Black River Processing Plant.

•
Also as mentioned earlier in this release, in May 2018, Matador executed a firm sales agreement with an affiliate of Kinder Morgan, Inc. beginning on the in-service date of the Gulf Coast Express Pipeline Project (the “GCX Project”). This agreement secures firm natural gas sales for an average of approximately 110,000 to 115,000 MMBtu per day at a price based upon Houston Ship Channel pricing. The GCX Project is expected to be operational in October 2019 and is expected to transport natural gas from the Permian Basin to Agua Dulce, Texas, near the Texas Gulf Coast. The GCX Project’s proximity to the Gulf Coast and Gulf Coast natural gas pricing, including Houston Ship Channel, are attractive because of the access to industrial users like refineries and petrochemical facilities, utilities, liquefied natural gas (LNG) exports and Mexican markets (please see Matador’s June 4, 2018 press release for additional information).

•
In May 2018, San Mateo completed its expanded oil gathering system in the Wolf asset area in Loving County, Texas and substantially all of Matador’s oil production from the Wolf asset area is now on pipe and being sold as part of the Company’s strategic relationship with Plains All-American Pipeline, L.P. (NYSE:PAA) (“Plains”). At August 1, 2018, San Mateo’s expanded oil gathering system in the Rustler Breaks asset area in Eddy County, New Mexico was also substantially complete. This Eddy County gathering system and an associated San Mateo oil gathering facility are planned to be connected to an extension of Plains’ existing pipeline to be built northward from the Texas state line to the Rustler Breaks asset area. San Mateo anticipates that the Plains connection to its Eddy County gathering system will be completed in mid-to-late October 2018.

Delaware Basin Acreage Acquisitions

Matador continues to improve and block up its acreage position in its various asset areas throughout the Delaware Basin and expects to continue to do so throughout the remainder of 2018. As a result of these efforts, from January 1 through August 1, 2018, Matador acquired or had under contract approximately 16,000 net leasehold and mineral acres in and around its existing acreage positions in the Delaware Basin, including approximately 3,400 net mineral acres. From January 1 through August 1, 2018, Matador had incurred net capital expenditures of approximately $155 million to acquire approximately 9,500 net acres of these leasehold and mineral interests. (A map showing the location of those leasehold and mineral acres acquired between January 1 and August 1, 2018 is provided with the slide presentation accompanying this earnings release.) Matador expects to incur net capital expenditures of approximately $32 million to acquire the additional approximately 6,500 net acres in leasehold and mineral interests that were under contract as of August 1, 2018 during the third and fourth quarters of 2018; the purchase price for such additional acquisitions is expected to be funded with a portion of the proceeds of Matador’s May 2018 equity offering.

During the second quarter of 2018, Matador also divested of approximately 400 net undeveloped acres of its Eagle Ford leasehold position in South Texas for total consideration of approximately $8 million.

Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at June 30, 2018, December 31, 2017 and June 30, 2017.

	June 30, 2018	December 31, 2017	June 30, 2017
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	95,448	86,743	74,954
Natural Gas (Bcf)(4)	448.2	396.2	356.5
Total (MBOE)(5)	170,155	152,771	134,373
Estimated proved developed reserves:
Oil (MBbl)(3)	45,030	36,966	28,454
Natural Gas (Bcf)(4)	224.3	190.1	159.7
Total (MBOE)(5)	82,415	68,651	55,075
Percent developed	48.4%	44.9%	41.0%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	50,418	49,777	46,500
Natural Gas (Bcf)(4)	223.9	206.1	196.8
Total (MBOE)(5)	87,740	84,120	79,298
Standardized Measure (in millions)	$1,613.3	$1,258.6	$1,001.9
PV-10(6) (in millions)	$1,765.9	$1,333.4	$1,086.9

(1)	Numbers in table may not total due to rounding.

(2)
Matador’s estimated proved reserves, Standardized Measure and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic averages of the first-day-of-the-month prices for the period from July 2017 through June 2018 were $54.15 per Bbl for oil and $2.92 per MMBtu for natural gas, for the period from January 2017 through December 2017 were $47.79 per Bbl for oil and $2.98 per MMBtu for natural gas and for the period from July 2016 through June 2017 were $45.42 per Bbl for oil and $3.01 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. Matador reports its proved reserves in two streams, oil and natural gas, and the economic value of the natural gas liquids associated with the natural gas is included in the estimated wellhead natural gas price on those properties where the natural gas liquids are extracted and sold.

(3)	One thousand barrels of oil.

(4)	One billion cubic feet of natural gas.

(5)	One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.

(6)	PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Matador’s estimated total proved oil and natural gas reserves were a record 170.2 million BOE (56% oil, 48% proved developed, 87% Delaware Basin) at June 30, 2018, consisting of 95.4 million barrels of oil and 448.2 billion cubic feet of natural gas (both also all-time highs), with a record Standardized Measure of $1.6 billion (GAAP basis) and a record PV-10 (a non-GAAP financial measure) of $1.8 billion. Estimated total proved oil and natural gas reserves increased 11% from 152.8 million BOE, (57% oil, 45% proved developed, 84% Delaware Basin) at December 31, 2017 and increased 27% from 134.4 million BOE, (56% oil, 41% proved developed, 80% Delaware Basin) at June 30, 2017.

The reserves estimates presented for each period in the table above were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These reserves estimates were prepared in accordance with the SEC’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operations Update

Drilling and Completion Activities

During the second quarter of 2018, Matador continued to focus on the exploration, delineation and development of the Company’s Delaware Basin acreage position in Loving County, Texas and Lea and Eddy Counties, New Mexico. Matador began 2018 operating six drilling rigs in the Delaware Basin and continued to operate six drilling rigs throughout the second quarter of 2018. Matador currently expects to continue operating six drilling rigs in the Delaware Basin throughout 2018, including three rigs in the Rustler Breaks asset area, one rig in the Wolf and Jackson Trust asset areas, one rig in the Arrowhead, Ranger and Twin Lakes asset areas and one rig in the Antelope Ridge asset area. Depending on commodity prices and basis differentials, capital and operating costs, opportunities in asset areas like Arrowhead and Antelope Ridge, liquidity and other factors, Matador may consider adding a seventh rig during the fourth quarter of 2018, although the Company had not made the decision to do so at August 1, 2018.

Production Results

Average daily oil equivalent production increased 17% sequentially from 45,300 BOE per day (58% oil) in the first quarter of 2018 to 52,900 BOE per day (56% oil) in the second quarter of 2018, a record quarterly high for Matador.

Average daily oil production increased 12% sequentially from 26,500 barrels per day in the first quarter of 2018 to 29,700 barrels per day in the second quarter of 2018, also a record quarterly high, and well above the Company’s expectations that oil production would average approximately 27,400 barrels per day at the midpoint of its estimated range for the second quarter. This better-than-expected oil production in the second quarter was attributable, in part, to strong initial well results from the SST 6 State #123H and #124H wells in the Arrowhead asset area and the Bill Alexander #111H well in the Antelope Ridge asset area, all of which exhibited early well performance above the Company’s expectations.

Average daily natural gas production increased 23% sequentially from 112.9 million cubic feet per day in the first quarter of 2018 to 139.2 million cubic feet per day in the second quarter of 2018, much higher than the Company’s expectations for approximately 117.0 million cubic feet per day at the midpoint of its estimated range for the second quarter. The significant increase in natural gas production in the second quarter of 2018 resulted not only from strong well results, but also from the timing and nature of the new wells being completed and turned to sales. Near the end of the first quarter of 2018 and early in the second quarter of 2018, four new Wolfcamp B-Blair wells were completed and turned to sales in the Rustler Breaks asset area; thus, each of these wells was producing at near-peak rates during all or substantially all of the second quarter. Matador also deepened and recompleted a vertical Morrow well, the Norris-Thornton #2 well, in the Rustler Breaks asset area in the latter half of the first quarter, and this well produced at an essentially constant rate of about 3 million cubic feet of natural gas per day throughout the second quarter. In addition, the Wolf 80-TTT-B33 WF #205H and Wolf 80-TTT-B33 WF #207H wells in the Wolf asset area were completed and turned to sales in early May. The better-than-expected results from these wells also contributed to the higher natural gas volumes reported for the second quarter of 2018.

Matador anticipates that its oil production will continue to grow in the third and fourth quarters of 2018, but that its natural gas production will decline from the 139.2 million cubic feet per day achieved in the second quarter of 2018.

Even so, Matador’s natural gas production in the third and fourth quarters of 2018 is anticipated to be 12% to 15% above its first quarter 2018 natural gas production of 112.9 million cubic feet per day. As a result, the Company anticipates the oil percentage of its total oil and natural gas production should increase to between 58% to 60% oil in subsequent quarters, as originally projected for 2018 and as observed in the first quarter of 2018 (58% oil).

Realized Commodity Prices

Matador’s weighted average realized oil price, excluding derivatives, decreased 1% sequentially from $62.20 per barrel in the first quarter of 2018 to $61.44 per barrel in the second quarter of 2018. Average oil price differentials relative to the West Texas Intermediate benchmark widened from ($0.66) per barrel in the first quarter of 2018 to ($6.47) per barrel in the second quarter of 2018, inclusive of trucking costs. The oil price differentials in the Delaware Basin increased throughout the second quarter from approximately ($3.00) per barrel in April 2018 to approximately ($12.00) per barrel in June 2018. At August 1, 2018, Matador expects the oil price differentials associated with its Delaware Basin oil production to widen further in the third quarter of 2018, approaching ($17.00) per barrel by the latter part of the quarter, including trucking costs. As of June 30, 2018, Matador had oil basis hedges in place to mitigate its exposure to these widening oil price differentials on approximately 50% of its anticipated Delaware Basin oil production for the second half of 2018, limiting Matador’s differential for this production to a weighted average price of ($1.02) per barrel.

Matador’s weighted average realized natural gas price, excluding derivatives, increased 2% sequentially from $3.33 per thousand cubic feet in the first quarter of 2018 to $3.38 per thousand cubic feet in the second quarter of 2018. Matador realized a primarily NGL-related uplift of $0.55 per thousand cubic feet above the average NYMEX Henry Hub natural gas price in the second quarter of 2018, as compared to $0.48 per thousand cubic feet in the first quarter of 2018. Matador’s realized price for its Delaware Basin natural gas production is exposed to the Waha-Henry Hub basis differentials, and these differentials were wider in the second quarter as compared to the first quarter of 2018. Matador’s weighted average realized natural gas price was positively impacted, however, by higher prices received for its NGL production in the second quarter of 2018. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price.

Operating Expenses

On a unit-of-production basis:

•
Production taxes, transportation and processing expenses decreased 5% sequentially from $4.37 per BOE in the first quarter of 2018 to $4.17 per BOE in the second quarter of 2018, resulting from lower natural gas processing expenses primarily as a result of the Black River Processing Plant expansion coming on-line late in the first quarter of 2018, which were partially offset by higher production taxes associated with the 15% sequential increase in oil and natural gas revenues.

•
Lease operating expenses per BOE decreased 5% from $5.44 per BOE in the first quarter of 2018 to $5.19 per BOE in the second quarter of 2018. Matador anticipates that its lease operating expenses on a unit-of-production basis should be in the $5.00 to $5.25 per BOE range for the remainder of 2018, primarily as a result of cost inflation associated with operating expenses resulting from the rise in oil prices during the first half of 2018.

•
General and administrative expenses per BOE decreased 9% sequentially from $4.40 per BOE to $4.02 per BOE, better than the Company’s expectations and primarily attributable to the significant increase in quarterly oil and natural gas production.

•
Depletion, depreciation and amortization expenses per BOE increased 2% sequentially from $13.59 per BOE in the first quarter of 2018 to $13.87 per BOE in the second quarter of 2018, primarily attributable to a small increase in anticipated future development costs associated with the Company’s proved undeveloped reserves at June 30, 2018.

Wells Completed and Turned to Sales

During the second quarter of 2018, Matador completed and turned to sales a total of 36 gross (19.5 net) wells in its various operating areas, all of which were horizontal wells. This total was comprised of 24 gross (18.5 net) operated wells and 12 gross (1.0 net) non-operated wells. These results were above the Company’s forecast of 24 gross (17.2 net) operated wells and 11 gross (1.2 net) non-operated wells for the second quarter of 2018.

Essentially all of the Company’s operated and non-operated drilling and completions activity in the second quarter of 2018 was undertaken in the Delaware Basin, as summarized in the table below.

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Rustler Breaks	16	12.9	7	0.7	23	13.6	1-2BS, 9-WC A-XY, 2-WC A-Lower, 4-WC B-Blair
Arrowhead	4	2.4	-	-	4	2.4	3-2BS, 1-3BS
Ranger	-	-	-	-	-	-	No Ranger completions in Q2 2018
Wolf/Jackson Trust	3	2.7	-	-	3	2.7	3-WC A-XY
Twin Lakes	-	-	-	-	-	-	No Twin Lakes completions in Q2 2018
Antelope Ridge	1	0.5	2	0.1	3	0.6	1-1BS
Delaware Basin	24	18.5	9	0.8	33	19.3	Six separate intervals tested in Q2 2018
Eagle Ford Shale	-	-	-	-	-	-	No Eagle Ford activity in Q2 2018
Haynesville Shale	-	-	3	0.2	3	0.2
Total	24	18.5	12	1.0	36	19.5

Note: WC = Wolfcamp; BS = Bone Spring. For example, 1-2BS indicates one Second Bone Spring completion and 9-WC A-XY indicates nine Wolfcamp A-XY completions in the second quarter of 2018.

Second Quarter 2018 Capital Expenditures and Liquidity

During the second quarter of 2018, Matador incurred capital expenditures, excluding land and mineral acquisitions, of $182.8 million, including $166.1 million for drilling, completing and equipping wells and $16.7 million for midstream investments, which primarily represented 51% of San Mateo’s second quarter capital expenditures of $32.7 million. These capital expenditures were in-line with the Company’s forecasted capital expenditures of $174.0 million in the second quarter, including $151.0 million for drilling, completing and equipping wells and $23.0 million for midstream investments. The small variation in capital expenditures for drilling, completing and equipping wells in the second quarter of 2018, as compared to Matador’s forecasts, was primarily attributable to the timing of well completions. During the second quarter of 2018, Matador completed and turned to sales 36 gross (19.5 net) operated and non-operated wells (as noted in the table above), which was an additional 1.1 net wells above the Company’s second quarter forecast. In addition, the Company completed two gross (1.7 net) additional wells for which almost all of the capital costs were incurred in the second quarter, but which were not turned to sales until the first week of July. This somewhat accelerated drilling and completion pace in the second quarter of 2018 was partially attributable to having all three operated rigs in the Rustler Breaks asset area drilling oil and natural gas wells throughout most of the second quarter until mid-June when one of the three operated drilling rigs began drilling a salt water disposal well on behalf of San Mateo.

At June 30, 2018, the Company had approximately $143.5 million in cash and restricted cash, no borrowings outstanding under its credit facility (borrowing base of $725 million, with lenders’ borrowing commitment at $400 million) and approximately $3.0 million in outstanding letters of credit. Matador’s net debt to Adjusted EBITDA (trailing twelve months) ratio was approximately 1.0x at June 30, 2018, as compared to 1.4x at March 31, 2018.

Hedging Positions

As of June 30, 2018, Matador had approximately 50% of its anticipated oil production and approximately 35% of its anticipated natural gas production hedged for the second half of 2018 based on the midpoint of its updated 2018 production guidance. In addition, Matador had various Midland-Cushing oil basis swaps in place for approximately 2.6 million barrels of oil, or approximately 50% of its anticipated Delaware Basin oil production, for the second half of 2018.

The following is a summary of the Company’s open derivative financial instruments for the second half of 2018 as of June 30, 2018.

	Weighted Average Price Floor ($/Bbl or $/MMBtu)	Weighted Average Price Ceiling ($/Bbl or $/MMBtu)	Volume Hedged (Bbl or MMBtu)
2-Way Costless Collars
Oil (WTI)	$44.27	$60.29	1,440,000
Oil (LLS)	$45.00	$63.05	360,000
Natural Gas	$2.58	$3.67	8,400,000

	Weighted Average Price Floor ($/Bbl)	Weighted Average Price (Short Call) ($/Bbl)	Weighted Average Price (Long Call) ($/Bbl)	Volume Hedged (Bbl)
3-Way Costless Collars
Oil (WTI)	$50.08	$63.50	$66.68	960,000

	Weighted Average Price ($/Bbl)	Volume Hedged (Bbl)
Oil Basis Swaps
Midland-Cushing Oil Basis Differential	($1.02)	2,610,000

The following is a summary of the Company’s open derivative financial instruments for 2019 as of June 30, 2018.

	Weighted Average Price Floor ($/Bbl)	Weighted Average Price Ceiling ($/Bbl)	Volume Hedged (Bbl)
2-Way Costless Collars
Oil (WTI)	$50.00	$64.75	2,400,000

Conference Call Information

The Company will host a live conference call on Thursday, August 2, 2018, at 9:00 a.m. Central Time to review its second quarter 2018 financial and operational results. To access the conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The conference ID and passcode is 1978358. The conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab through August 31, 2018.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, results in certain basins, objectives, project timing, expectations and intentions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the operating results of the Company’s midstream joint venture’s expansion of the Black River cryogenic processing plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional salt water disposal wells; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	June 30, 2018	December 31, 2017
ASSETS
Current assets
Cash	$122,450	$96,505
Restricted cash	21,063	5,977
Accounts receivable
Oil and natural gas revenues	74,771	65,962
Joint interest billings	71,041	67,225
Other	4,726	8,031
Derivative instruments	5,875	1,190
Lease and well equipment inventory	12,557	5,993
Prepaid expenses and other assets	8,454	6,287
Total current assets	320,937	257,170
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	3,338,515	3,004,770
Unproved and unevaluated	692,544	637,396
Midstream and other property and equipment	360,971	281,096
Less accumulated depletion, depreciation and amortization	(2,164,013)	(2,041,806)
Net property and equipment	2,228,017	1,881,456
Other assets	6,893	7,064
Total assets	$2,555,847	$2,145,690
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$25,278	$11,757
Accrued liabilities	133,365	174,348
Royalties payable	69,751	61,358
Amounts due to affiliates	8,108	10,302
Derivative instruments	4,016	16,429
Advances from joint interest owners	18,814	2,789
Amounts due to joint ventures	3,373	4,873
Other current liabilities	893	750
Total current liabilities	263,598	282,606
Long-term liabilities
Senior unsecured notes payable	574,164	574,073
Asset retirement obligations	26,890	25,080
Derivative instruments	5,253	—
Other long-term liabilities	6,194	6,385
Total long-term liabilities	612,501	605,538
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 116,461,171 and 108,513,597 shares issued; and 116,357,739 and 108,510,160 shares outstanding, respectively	1,165	1,085
Additional paid-in capital	1,916,821	1,666,024
Accumulated deficit	(390,784)	(510,484)
Treasury stock, at cost, 103,432 and 3,437 shares, respectively	(2,670)	(69)
Total Matador Resources Company shareholders’ equity	1,524,532	1,156,556
Non-controlling interest in subsidiaries	155,216	100,990
Total shareholders’ equity	1,679,748	1,257,546
Total liabilities and shareholders’ equity	$2,555,847	$2,145,690

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Oil and natural gas revenues	$209,019	$113,764	$390,973	$228,611
Third-party midstream services revenues	3,407	2,099	6,475	3,654
Realized (loss) gain on derivatives	(2,488)	558	(6,746)	(1,661)
Unrealized gain on derivatives	1,429	13,190	11,845	33,821
Total revenues	211,367	129,611	402,547	264,425
Expenses
Production taxes, transportation and processing	20,110	12,875	37,901	24,682
Lease operating	25,006	16,040	47,154	31,797
Plant and other midstream services operating	5,676	2,942	9,896	5,283
Depletion, depreciation and amortization	66,838	41,274	122,207	75,266
Accretion of asset retirement obligations	375	314	739	614
General and administrative	19,369	17,177	37,295	33,515
Total expenses	137,374	90,622	255,192	171,157
Operating income	73,993	38,989	147,355	93,268
Other income (expense)
Net gain on asset sales and inventory impairment	—	—	—	7
Interest expense	(8,004)	(9,224)	(16,495)	(17,679)
Other (expense) income	(352)	1,922	(299)	1,991
Total other expense	(8,356)	(7,302)	(16,794)	(15,681)
Net income	65,637	31,687	130,561	77,587
Net income attributable to non-controlling interest in subsidiaries	(5,831)	(3,178)	(10,861)	(5,094)
Net income attributable to Matador Resources Company shareholders	$59,806	$28,509	$119,700	$72,493
Earnings per common share
Basic	$0.53	$0.28	$1.08	$0.72
Diluted	$0.53	$0.28	$1.08	$0.72
Weighted average common shares outstanding
Basic	112,706	100,211	110,809	100,005
Diluted	113,056	100,227	111,280	100,455

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Six Months Ended June 30,
	2018	2017
Operating activities
Net income	$130,561	$77,587
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized gain on derivatives	(11,845)	(33,821)
Depletion, depreciation and amortization	122,207	75,266
Accretion of asset retirement obligations	739	614
Stock-based compensation expense	8,945	11,192
Amortization of debt issuance cost	411	64
Net gain on asset sales and inventory impairment	—	(7)
Changes in operating assets and liabilities
Accounts receivable	(9,321)	(25,642)
Lease and well equipment inventory	(8,611)	(140)
Prepaid expenses	(2,167)	(2,619)
Other assets	(149)	165
Accounts payable, accrued liabilities and other current liabilities	(883)	4,442
Royalties payable	8,393	11,435
Advances from joint interest owners	16,025	3,768
Other long-term liabilities	(97)	(1,062)
Net cash provided by operating activities	254,208	121,242
Investing activities
Oil and natural gas properties capital expenditures	(421,595)	(328,929)
Expenditures for midstream and other property and equipment	(79,560)	(41,743)
Proceeds from sale of assets	7,593	977
Net cash used in investing activities	(493,562)	(369,695)
Financing activities
Repayments of borrowings	(45,000)	—
Borrowings under Credit Agreement	45,000	—
Proceeds from issuance of common stock	226,612	—
Cost to issue equity	(73)	—
Proceeds from stock options exercised	464	2,201
Contributions related to formation of Joint Venture	14,700	171,500
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	53,900	14,700
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(10,535)	(1,960)
Taxes paid related to net share settlement of stock-based compensation	(4,683)	(2,970)
Purchase of non-controlling interest of less-than-wholly-owned subsidiary	—	(2,653)
Net cash provided by financing activities	280,385	180,818
Increase (decrease) in cash and restricted cash	41,031	(67,635)
Cash and restricted cash at beginning of period	102,482	214,142
Cash and restricted cash at end of period	$143,513	$146,507

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation.  The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges.  In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

	Three Months Ended
(In thousands)	June 30, 2018	March 31, 2018	June 30, 2017
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$59,806	$59,894	$28,509
Net income attributable to non-controlling interest in subsidiaries	5,831	5,030	3,178
Net income	65,637	64,924	31,687
Interest expense	8,004	8,491	9,224
Depletion, depreciation and amortization	66,838	55,369	41,274
Accretion of asset retirement obligations	375	364	314
Unrealized gain on derivatives	(1,429)	(10,416)	(13,190)
Stock-based compensation expense	4,766	4,179	7,026
Consolidated Adjusted EBITDA	144,191	122,911	76,335
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(6,853)	(5,657)	(3,683)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$137,338	$117,254	$72,652

	Three Months Ended
(In thousands)	June 30, 2018	March 31, 2018	June 30, 2017
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$118,059	$136,149	$59,933
Net change in operating assets and liabilities	18,174	(21,364)	7,198
Interest expense, net of non-cash portion	7,958	8,126	9,204
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(6,853)	(5,657)	(3,683)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$137,338	$117,254	$72,652

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share.  These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$59,806	$59,894	$28,509
Less non-recurring and unrealized charges to income before taxes:
Unrealized gain on derivatives	(1,429)	(10,416)	(13,190)
Non-recurring expenses related to stock-based compensation(1)	—	—	1,515
Adjusted income attributable to Matador Resources Company shareholders before taxes	58,377	49,478	16,834
Income tax provision(2)	12,259	10,390	5,892
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$46,118	$39,088	$10,942

Weighted average shares outstanding, including participating securities - basic	112,706	108,913	100,211
Dilutive effect of options and restricted stock units	350	499	16
Weighted average common shares outstanding - diluted	113,056	109,412	100,227
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.41	$0.36	$0.11
Diluted	$0.41	$0.36	$0.11

(1) Non-recurring, non-cash expense attributable to a change in the vesting schedule applicable to equity awards granted to the Company’s directors.
(2) Estimated using federal statutory tax rate in effect for the period.

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure.

(in millions)	At June 30, 2018	At December 31, 2017	At June 30, 2017
Standardized Measure	$1,613.3	$1,258.6	$1,001.9
Discounted future income taxes	152.6	74.8	85.0
PV-10	$1,765.9	$1,333.4	$1,086.9